Exhibit 99.1

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

Tidewater Announces Leadership Changes

NEW ORLEANS, April 18, 2012 -- Tidewater Inc. (NYSE:TDW) announced today that Dean Taylor, its President and Chief Executive Officer since March 2002, will retire as an executive officer of the company effective May 31, 2012, after a 34-year career with Tidewater. Mr. Taylor will remain on the Board of Directors, and serve as Tidewater’s non-executive Chairman of the Board.

Mr. Jeffrey M. Platt will become Tidewater’s new President and Chief Executive Officer effective June 1, 2012. Mr. Platt has been Tidewater’s Chief Operating Officer, overseeing Tidewater’s domestic and international marine operations, since July 2006. Mr. Platt joined Tidewater in 1996 as General Manager of its Brazilian operations following a 12-year career at Schlumberger. At Tidewater, he has continued to assume greater responsibility with assignments in Mexico, the Middle East and India, and the Americas. Mr. Platt’s substantial operational and executive experience within Tidewater, combined with Mr. Taylor’s role as non-executive Chairman of the Board, ensures the executive transition will be a smooth one.

Mr. Jeffrey A. Gorski will succeed Mr. Platt as Tidewater’s Executive Vice President and Chief Operating Officer. Mr. Gorski joined Tidewater in January of this year after a 28-year career at Schlumberger. Currently, Mr. Gorski is a Senior Vice President responsible for Tidewater’s operations in the United States and its engineering and technical services group. Effective June 1, 2012, Mr. Gorski will assume responsibility for worldwide operations.

Reflecting on the company and his retirement, Mr. Taylor observed:

“Tidewater has its best days before it. The management team, the fleet, and the company’s prospects are as excellent as any in my 34 years of experience with the company. It has been my privilege to have worked with truly terrific leaders and employees throughout my tenure with Tidewater, and Jeff Platt and team are going to do great things for our shareholders, employees, and stakeholders. I look forward to a smooth transition and to spending more time with my wonderful family.”

Mr. Richard Pattarozzi, Tidewater’s Lead Director said:

“Dean Taylor has been an outstanding and tireless steward of the Company’s business during his ten year tenure as the Company’s Chief Executive Officer. During this decade, the Company has achieved many significant milestones, most notably the multi-billion dollar modernization of the Company’s fleet, the enhancement of the Company’s position as the leading offshore supply vessel company in the world, numerous safety and operational milestones and awards, and the continuing preservation of a strong balance sheet during turbulent economic times. We believe that going forward the Company remains in excellent hands with Jeff Platt, Jeff Gorski and the other members of Tidewater’s first-rate management group.”

Tidewater Inc. owns 354 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.